Exhibit 10.24

OLTAAIP 1

STOCK OPTION GRANT AGREEMENT

THIS AGREEMENT, made as of this XXst day of Month Year between WP Prism Inc. (the “Company”) and «Participant_Name» (the “Participant”).

WHEREAS, the Company has adopted and maintains the WP Prism Inc. Management Stock Option Plan (the “Plan”) to promote the interests of the Company and its Affiliates and shareholders by providing the Company’s key employees and others with an appropriate incentive to encourage them to continue in the employ of and provide services for the Company or its Affiliates and to improve the growth and profitability of the Company;

WHEREAS, the Plan provides for the Grant to Participants of Options to purchase shares of Common Stock of the Company.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.	Grant of Options. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Participant an option (the “Option”) that is a Performance-Based Option to purchase «M__of_Options» shares of Common Stock. Notwithstanding anything to the contrary herein or in Section 4.3.2 of the Plan, the Option shall vest pursuant to Section 5 of this Agreement and/or Schedule A attached hereto.

2.	Grant Date. The Grant Date of the Option hereby granted is Month/Date, Year.

3.	Incorporation of Plan. All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan, as interpreted by the Committee, shall govern, except with respect to Section 5 (Change in Control) which shall control in the event of conflict with the Plan. All capitalized terms used and not defined herein shall have the meaning given to such terms in the Plan.

4.	Exercise Price. The exercise price of each share of Common Stock underlying the Option hereby granted is $XX.XX.

5.	Change in Control. Notwithstanding anything to the contrary in the Plan, upon the occurrence of a Change in Control, the Option shall vest immediately prior to such Change in Control as follows:

(a) If such Change in Control occurs in 2011, 33.33% of the Option shall vest, and the remaining 66.67% shall be forfeited and the Participant shall have no further rights with respect thereto.

(b) If such Change in Control occurs in 2012, 66.67% of the Option shall vest, and the remaining 33.33% shall be forfeited and the Participant shall have no further rights with respect thereto.

(c) If such Change in Control occurs in 2013, the Option shall vest in full.

6.	Put Right.

(a) With respect to any Shares which the Participant receives upon exercise, prior to a QPO, of the Option (the “LTI Option Shares”), on the first business day immediately following the six-month anniversary of the date of exercise of such Option, the Participant shall have or her or his Transferee (as applicable) shall have the right (the “Put Right”), during the 90-day period following such business day, to sell to the Company (or its designated assignee), and upon the exercise of the Put Right the Company (or its designated assignee) shall purchase from the Participant or Transferee, all or any portion of the LTI Option Shares held by the Employee Shareholder or as of the date on which the Put Right is exercised at a per LTI Option Share price equal to the Fair Value of an LTI Option Share determined as of the date the Put Right is exercised.

(b) The Participant or Transferee shall exercise the Put Right by delivering to the Company a written notice (the “Put Notice”) specifying his or her intent to sell the LTI Option Shares held by the Participant or Transferee and the number of LTI Option Shares to be sold. The Put Right shall be deemed exercised as of the date on which the Participant or Transferee delivers such Put Notice to the Company. Such purchase and sale shall occur on such date as the Company (or its designated assignee) shall specify, which date shall be no later than forty-five (45) days after the end of the fiscal quarter in which the Put Notice is delivered. The Company will use commercially reasonable efforts to make the payment for the LTI Option Shares in cash on the date of such purchase and sale; provided that, despite using such efforts, if such payment will result in the violation of the terms or provisions of, or result in a default or event of default under, any Financing Agreement (as defined in the Shareholders’ Agreement), the Company may delay any such payment until such restriction lapses as provided below. In the event the payment of the purchase price is delayed as a result of a restriction imposed by a Financing Agreement as provided above, the Company shall notify the Participant or Transferee as soon as practicable of the need for such a delay (the “Delay Notice”), and shall permit the Participant or Transferee, within ten (10) days of the delivery of the Delay Notice, to rescind the Put Notice. If the Participant or Transferee does not rescind the Put Notice as provided in the preceding sentence, the Put Notice shall remain outstanding and any payment in respect thereof shall be made without the application of further conditions or impediments as soon as practicable after the payment of such purchase price would no longer result in the violation of the terms or provisions of, or result in a default or event of default under, any Financing Agreement, and such payment shall equal the amount that would have been paid to the Participant or Transferee if no delay had occurred plus interest for the period from the date on which the purchase price would have been paid but for the delay in payment provided herein to the date on which such payment is made (the “Delay Period”), calculated at an annual rate equal to the average annual prime rate charged during the Delay Period by a nationally recognized bank designated by the Board plus one (1) percentage point.

(c) Notwithstanding anything in this Agreement to the contrary, no Participant or Transferee shall be entitled to the Put Right if, prior to or concurrent with the exercise thereof, such Participant has violated any of the restrictive covenants set forth in the Plan or in any award agreement entered into pursuant to the Plan (including Section 10 of this Agreement). In the event that the Participant or Transferee exercises the Put Right and, following the date that the Company pays the Participant or Transferee the applicable purchase price for the LTI Option Shares in respect of such Put Right, the Participant violates any of the restrictive covenants set forth in the Plan or in any award agreement entered into pursuant to the Option Plan (including Section 10 of this Agreement), the Participant or Transferee shall pay to the Company, within ten (10) business days following the date of such violation, an amount equal to the amount the Company paid the Participant or Transferee to purchase the LTI Option Shares pursuant to the Put Right.

7.	Construction of Agreement. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by the Company shall be implied by the Company’s forbearance or failure to take action. This Agreement is intended to comply with Section 409A of the Code and any guidance issued thereunder and shall be interpreted, operated and administered accordingly.

8.	Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

9.	Limitation on Transfer. The Option shall be exercisable only by the Participant or the Participant’s Permitted Transferee(s), as determined in accordance with the terms of the Plan (including without limitation the requirement that the Participant obtain the prior written approval by the Committee of any proposed Transfer to a Permitted Transferee during the lifetime of the Participant). Each Permitted Transferee shall be subject to all the restrictions, obligations, and responsibilities as apply to the Participant under the Plan and this Stock Option Grant Agreement and shall be entitled to all the rights of the Participant under the Plan, provided that in respect of any Permitted Transferee which is a trust or custodianship, the Option shall become exercisable and/or expire based on the Employment and termination of Employment of the Participant. All shares of Common Stock of the Company obtained pursuant to the Option granted herein shall not be transferred except as provided in the Plan and, where applicable, the Shareholders’ Agreement.

10.	Non-solicitation, Non-recruitment and Non-competition. In consideration of Participant’s employment with the Company (which, for purposes of this Section 10, shall include all of the Company’s subsidiaries and all affiliated companies and joint ventures connected by ownership to the Company at any time (but not any other portfolio companies of the Sponsor)) and the Grant of an Option pursuant to this Agreement, Participant makes the following covenants described in this Section 10:

(a)	Non-solicitation of Company Customers and Suppliers. During the Participant’s Employment and for the twelve month period following the termination of such Employment for any reason (the “Restricted Period”), Participant shall not, directly or indirectly, on behalf of Participant or of anyone other than the Company, solicit or hire or attempt to solicit or hire (or assist any third party in soliciting or hiring or attempting to solicit or hire) any of the Company’s then-current and actively-sought potential customers (“Customers”) or suppliers of inventory (“Suppliers”) in connection with any business activity that is operated by a Competitor (as defined below) of the Company.

(b)	Non-solicitation of Company Employees. During the Restricted Period, Participant shall not, without the prior written consent of the Board, directly or indirectly, on behalf of Participant or any third party, solicit or hire or recruit or, other than in the good faith performance of Participant’s duties, induce or encourage (or assist any third party in hiring, soliciting, recruiting, inducing or encouraging) any employees of the Company or any individuals who were employees within the six-month period immediately prior thereto to terminate or otherwise alter his or her employment with the Company. Notwithstanding the foregoing, the restrictions contained in this Section 10(b) shall not apply to (i) general solicitations that are not specifically directed to employees of the Company or (ii) serving as a reference at the request of an employee.

(c)

Non-competition with the Company. During the Restricted Period, Participant shall not become an employee, director, or independent contractor of, or consultant to, or perform any services for, any Competitor of the Company. For purposes of this Section 10, a Competitor of the Company shall mean (i) any unit, division, line of business, parent, subsidiary or subsidiary of the parent of any of Alcon, Advanced Medical Optics, Inc. (now known as Abbott Medical Optics), Allergan, Inc., Johnson & Johnson (provided that, with respect to Johnson & Johnson, this provision shall be limited to Johnson & Johnson businesses that are primarily engaged in the provision of ophthamological products, including, without limitation, the Vistakon Division), CIBA Vision, Carl Zeiss Meditec, Inc., STAAR Surgical Company, Cooper Companies, Santen Pharmaceutical Co., Ltd., and ISTA Pharmaceuticals; or (ii) any individual or entity that within two years after your termination could reasonably be expected to generate more than $50 Million in annualized gross revenue from any activity that competes, or combination of activities that competes, with any business of the Company; provided, that a Competitor of the Company under this clause (ii) shall not include any individual or entity or portion of an entity where (A) Participant has actual supervisory duties and authority over one or more businesses and (B) less than 20% of the annualized gross revenue of such businesses over which Participant has actual supervisory duties and authority arise from any activity or combination of activities that competes with any business of the Company. Notwithstanding the foregoing, in the event any of the above-named entities in clause (i) of this Section 10(c) no longer engages in a line of business that competes with any business of the Company, such entity shall no longer be deemed a Competitor of the Company for purposes of this Section 10.

(d)	Non-disclosure of Confidential Information and Trade Secrets. During the term of Participant’s Employment and thereafter, except in the good faith performance of Participant’s duties hereunder or where required by law, statute, regulation or rule of any governmental body or agency, or pursuant to a subpoena or court order, Participant shall not, directly or indirectly, for Participant’s own account or for the account of any other person, firm or entity, use or disclose any Confidential Information or proprietary Trade Secrets of the Company to any third person unless such Confidential Information or Trade Secret has been previously disclosed to the public or is in the public domain (other than by reason of Participant’s breach of this paragraph).

(e)	Enforceability of Covenants. Participant acknowledges that the Company has a present and future expectation of business from and with the Customers and Suppliers. Participant acknowledges the reasonableness of the term, geographical territory, and scope of the covenants set forth in this Section 10, and Participant agrees that Participant will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein and Participant hereby waives any such defense. Participant further acknowledges that complying with the provisions contained in this Agreement will not preclude Participant from engaging in a lawful profession, trade or business, or from becoming gainfully employed. Participant agrees that Participant’s covenants under this Section 10 are separate and distinct obligations under this Agreement, and the failure or alleged failure of the Company or the Board to perform obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of Participant’s covenants and obligations under this Section 10. Participant agrees that any breach of any covenant under this Section 10 will result in irreparable damage and injury to the Company and that the Company will be entitled to injunctive relief in any court of competent jurisdiction without the necessity of posting any bond.

11.	Integration. This Agreement, and the other documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and in the Plan. This Agreement, including without limitation the Plan, supersedes all prior agreements and understandings between the parties with respect to its subject matter, except to the extent of any conflict between the provisions hereof and an employment agreement effective on the date hereof.

12.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

13.	Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to the provisions governing conflict of laws.

14.	Participant Acknowledgment. The Participant hereby acknowledges receipt of a copy of the Plan. The Participant hereby acknowledges that all decisions, determinations and interpretations of the Committee in respect of the Plan, this Agreement and the Option shall be final and conclusive. The Participant further acknowledges that, prior to a QPO, no exercise of the Option or any portion thereof shall be effective unless and until the Participant has executed the applicable Shareholders’ Agreement and the Participant hereby agrees to be bound thereby.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer and said Participant has hereunto signed this Agreement on his own behalf, thereby representing that he has carefully read and understands this Agreement, the Plan and the Shareholders’ Agreement as of the day and year first written above.

WP Prism Inc.

A. Robert D. Bailey
Corporate Vice President
General Counsel and Secretary

«Participant_Name»

For purposes of this Agreement, “Revenue” shall mean, with respect to the applicable year, the revenue of the Company and its subsidiaries, as determined on a consolidated basis under GAAP.

Notwithstanding anything to the contrary herein, the Committee shall have the authority to, from time to time, in its sole discretion and acting in good faith, (1) adjust the Management Basis EBITDA and Revenue targets for material acquisitions, divestitures and licensing agreements and/or (2) back out acquired/licensed results from actual performance when assessing achievement of the Management Basis EBITDA and Revenue targets.